EXHIBIT 99.1

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release: Date: Contact:	Immediately February 24, 2010 Edward A. Stokx (818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces New Director

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that Sara Grootwassink Lewis has joined the Board of Directors.  Her election by the PS Business Parks’ Board was effective February 19, 2010. The PS Business Parks’ Board now has a total of nine directors.

Ms. Lewis, 42, currently a private investor, served as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust (NYSE:WRE) from May 2002 through February 2009. She has been a member of the Board of Directors of CapitalSource Inc. (NYSE:CSE) since 2004 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Lewis is also a Chartered Financial Analyst and Certified Public Accountant.

“We are pleased to welcome Sara to the PS Business Parks’ Board of Directors,” said Joseph D. Russell, Jr., President and Chief Executive Officer of PS Business Parks. “As an experienced finance professional in the real estate business, we look forward to Sara bringing her financial and industry knowledge and experience to our Board.”

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2009, PSB wholly owned 19.6 million rentable square feet with approximately 3,850 customers located in eight states, concentrated in California (5.8 million sq. ft.), Florida (3.6 million sq. ft.), Virginia (3.0 million sq. ft.), Texas (2.9 million sq. ft.), Maryland (1.8 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company’s website is www.psbusinessparks.com.

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